Exhibit 99.1

2Q 2017

SmartFinancial Reports Second Quarter Diluted Earnings Per Share of $0.20, up 33% Year over Year

KNOXVILLE, TN - July 25, 2017 - SmartFinancial, Inc. ("SmartFinancial"; NASDAQ: SMBK), announced today net income of $1.6 million in its second quarter of 2017, compared to $1.2 million a year ago. Net income available to common shareholders totaled $1.6 million for second quarter of 2017 compared to $0.9 million during the second quarter of 2016.

Billy Carroll, President & CEO, stated: "In the second quarter net income was up over thirty-eight percent from a year ago as we continue to leverage capital while controlling expenses to increase profitability. Compared to last year we grew net interest income by seven percent while limiting noninterest expense increases to four percent. We increased net interest income not only by growing gross loans, twelve percent year over year, but also by increasing asset yields and thus keeping our net interest margin above four percent. Over the same period we were able to reduce the efficiency ratio by over three percentage points, in spite of $420 thousand merger and conversion costs during the current quarter. We look forward to the second half of 2017 which we believe will be even stronger than the first.”

SmartFinancial's Chairman, Miller Welborn, concluded: "During the last quarter we continued to achieve our goal of increasing the value of our franchise by expanding the footprint with strategic accretive acquisitions, prudently growing organically in great markets, and increasing our efficiencies every single day. We completed the acquisition of our branch in Cleveland, Tennessee, and announced our pending acquisition of Capstone Bancshares in Alabama, which we expect to close the fourth quarter this year. At the same time we organically grew loans by over $35 million and were able to increase net interest margin even with a slight increase in deposit costs. Perhaps most importantly, we have done all of this while controlling expense growth by reducing operational headcount while increasing the number of client facing associates. Finally we are proud that our company was recognized as a 'Top place to work 2017' by the Knoxville News Sentinel, which truly illustrates what a great culture we have created."

Performance Highlights

•
Net income available to common shareholders totaled $1.6 million during the second quarter of 2017 compared to $0.9 million during the second quarter of 2016 while net operating earnings available to common shareholders increased to $1.6 million from $0.6 million over the same period.

•
Closed acquisition of Cleveland, Tennessee, branch purchasing approximately $24.4 million in loans and assuming $24.8 million in deposits, in book value, resulting in approximately $1.0 million in intangible assets.

•	Gross loan growth of $58 million for the quarter driven by over $35 million in organic growth.

•	Increased net interest margin, taxable equivalent, compared to the prior the quarter to 4.15 percent due to higher average loan balances and increases the yields of the securities portfolio.

•	Asset quality was outstanding with nonperforming assets to total assets dropping to just 0.31 percent.

Second Quarter 2017 compared to Second Quarter 2016
Net income available to common shareholders totaled $1.6 million in the second quarter of 2017, or $0.20 per diluted share, compared to $0.9 million, or $0.15 per diluted share, in the second quarter of 2016. Net operating earnings available to common shareholders, which excludes purchased loans accounting adjustments, securities gains, merger and conversion costs, and foreclosed assets gains and losses, totaled $1.6 million in the second quarter of 2017 compared to $0.6 million in the second quarter of 2016.

Net interest income to average assets of 3.81 percent for the quarter decreased from 3.88 percent in the second quarter of 2016 as the percentage of non-earning assets increased compared to the prior year. Net interest income totaled $10.2 million in the second quarter of 2017 compared to $9.6 million in the second quarter of 2016. Net interest income was positively impacted compared to the prior year primarily due to increases in loan balances. Net interest margin, taxable equivalent, decreased slightly from 4.16 percent in the second quarter of 2016 to 4.15 percent in the second quarter of 2017 as a result of higher costs on interest-bearing deposits.

Provision for loan losses was $298 thousand in the second quarter of 2017, compared to $218 thousand in the second quarter of 2016. The increase in provision for loan losses was due to higher loan growth. Annualized net charge-offs (recoveries) at (0.04) percent of average loans in the second quarter of 2017 was the lowest of any of the last five quarters. The ALLL was $5.5 million, or 0.64 percent of total loans as of June 30, 2017, compared to $4.7 million, or 0.61 percent of total loans, as of June 30, 2016. In addition to the allowance there was $9.1 million additional discounts on $186.0 million in purchased loans.

Nonperforming loans as a percentage of total loans was 0.13 percent as of June 30, 2017, which was down substantially from 0.29 percent in the prior year. Total nonperforming assets (which include nonaccrual loans, loans past due 90 days or more and still accruing, and foreclosed assets) as a percentage of total assets was 0.31 percent as of June 30, 2017, compared to 0.69 percent as of June 30, 2016.

Noninterest income to average assets of 0.47 percent for the quarter was up from 0.39 percent in the second quarter of 2016. Noninterest income totaled $1.3 million in the second quarter of 2017, compared to $1.0 million in the second quarter of 2016. The increase in non-interest income was primarily due to gains from higher sales volumes of SBA and mortgage loans.

Noninterest expense to average assets of 3.29 percent for the quarter was down from 3.42 percent in the second quarter of 2016 as the company continues to capture the efficiencies from economies of scale. Noninterest expense totaled $8.8 million in the second quarter of 2017, which was up from $8.5 million in the second quarter of 2016. The increase in noninterest expense compared to the prior year was primarily due to merger and conversion costs related to this quarter's branch acquisition and the pending Capstone Bancshares acquisition. Income tax expense was $726 thousand in the second quarter of 2017 compared to $691 thousand in the second quarter of 2016. The company's effective tax rate dropped to 30.6 percent in the second quarter of 2017 compared to 36.7 percent in the second quarter of 2016, as tax credits at the state level more than offset non-deductible merger expenses.

Second Quarter 2017 compared to First Quarter 2017
Net income available to common shareholders totaled $1.6 million in the second quarter of 2017, or $0.20 per diluted share, compared to $1.4 million, or $0.19 per diluted share, in the first quarter of 2017. Net operating earnings available to common shareholders, which excludes purchased loans accounting adjustments, securities gains, merger and conversion costs, and foreclosed assets gains and losses, totaled $1.6 million in the second quarter of 2017 compared to $1.1 million in the previous quarter.

Net interest income to average assets of 3.81 percent for the quarter was unchanged from the first quarter of 2017. Net interest income totaled $10.2 million in the second quarter of 2017 compared to $9.8 million in the first quarter of 2017. Net interest income was positively impacted by approximately $117 thousand due to the one extra day in the current period. Net interest margin, taxable equivalent, increased from 4.07 percent in the first quarter of 2016 to 4.15 percent in the second quarter of 2017 as a result of increases in average loan balances and increases in the yields of the securities portfolio.

Provision for loan losses was $298 thousand in the second quarter of 2017, compared to $12 thousand in the first quarter of 2017. The increase in provision was due to loan portfolio growth during the quarter. The ALLL was $5.5 million, or 0.64 percent of total loans as of June 30, 2017, compared to $5.2 million, or 0.64 percent of total loans, as of March 31, 2017.

Nonperforming loans as a percentage of total loans was 0.13 percent as of June 30, 2017, which was down from 0.18 percent in the prior quarter. Total nonperforming assets (which include nonaccrual loans, loans past due 90 days or more and still accruing, and foreclosed assets) as a percentage of total assets was 0.31 percent as of June 30, 2017, compared to 0.36 percent as of March 31, 2017.

Noninterest income to average assets of 0.47 percent for the period increases from 0.36 percent in the first quarter of 2017. Noninterest income totaled $1.3 million in the second quarter of 2017, compared to $0.9 million in the first quarter of 2017. The increase in non-interest income was primarily due to gains from higher sales volumes of SBA and mortgage loans.

Noninterest expense to average assets of 3.29 percent for the quarter was up from 3.16 percent in the first quarter of 2017. Noninterest expense totaled $8.8 million in the second quarter of 2017, which was up $684 thousand from the first quarter of 2017, primarily due to merger and conversion costs related to this quarter's branch acquisition and the pending Capstone Bancshares acquisition. Income tax expense was $726 thousand in the second quarter of 2017 compared to $946 thousand in the first quarter of 2017. The company's effective tax rate dropped to 30.6 percent in the second quarter of 2017 compared to 36.5 percent in the first quarter of 2017, as tax credits at the state level more than offset non-deductible merger expenses.

Conference Call Information
SmartFinancial plans to issue its earnings release for the second quarter of 2017 on Tuesday, July 25, 2017, and will host a conference call on Wednesday, July 26, at 10:00 a.m. ET. To access this interactive teleconference, dial (888) 317-6003 or (412) 317-6061 and enter the confirmation number: 7107357

A replay of the conference call will be available through August 3, 2017, by dialing (877) 344-7529 or (412) 317-0088 and entering the confirmation number: 10110303. Conference call materials (earnings release & conference call presentation) will be published on the company’s webpage located at http://www.smartfinancialinc.com/CorporateProfile at 9:00 am EST prior to the morning of the conference call.

About SmartFinancial, Inc.

SmartFinancial, Inc., based in Knoxville, Tennessee, is the bank holding company for SmartBank. SmartBank is a full-service commercial bank founded in 2007, with fourteen branches, one loan production office, and one mortgage production office located in East Tennessee, the Florida Panhandle, and North Georgia. Recruiting the best people, delivering exceptional client service, strategic branching and a conservative and disciplined approach to lending have contributed to SmartBank’s success. More information about SmartFinancial can be found on its website: www.smartfinancialinc.com.

This release contains forward-looking statements. SmartFinancial cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: the expected revenue synergies and cost savings from the proposed merger with Capstone may not be fully realized or may take longer than anticipated to be realized; the disruption from the proposed Capstone merger with customers, suppliers or employees or other business partners’ relationships; the risk of successful integration of our business with that of Capstone after consummation of the proposed merger; the failure of SmartFinancial’s or Capstone’s shareholders to approve the merger agreement; changes in management’s plans for the future, prevailing economic and political conditions, particularly in our market area; credit risk associated with our lending activities; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting our operations, pricing, products and services and other factors that may be described in our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission from time to time.
The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, SmartFinancial assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. SmartFinancial management uses non-GAAP financial measures, including: (i) net operating earnings available to common shareholders; (ii) operating efficiency ratio; and (iii) tangible common equity, in its analysis of the company's performance. Net operating earnings available to common shareholders excludes the following from net income available to common shareholders: securities gains and losses, merger and conversion costs, OREO gain and losses, and the income tax effect of adjustments. The operating efficiency ratio excludes securities gains and losses, merger and conversion costs, and adjustment for OREO gains and losses from the efficiency ratio. Adjusted allowance for loan losses adds net acquisition accounting fair value discounts to the allowance for loan losses. Tangible common equity excludes total preferred stock, preferred stock paid in capital, goodwill, and other intangible assets.

Management believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the company and provide meaningful comparisons to its peers. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider SmartFinancial's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the company. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

Source
SmartFinancial, Inc.

Investor Contacts
Billy Carroll                        Frank Hughes
President & CEO                        Executive Vice President, Investor Relations
(865) 868-0613                        (423) 385-3009

Media Contact
Kelley Fowler
First Vice President, Public Relations & Marketing
SmartBank
(865) 868-0611
kelley.fowler@smartbank.com

Important Information for Investors and Shareholders
In connection with the proposed merger, SmartFinancial has filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 containing a joint proxy statement/prospectus of Capstone Bancshares, Inc. and SmartFinancial. A definitive joint proxy statement/prospectus will be mailed to shareholders of both SmartFinancial and Capstone. Shareholders of SmartFinancial and Capstone are urged to read the joint proxy statement/prospectus and other documents filed with the SEC carefully and in their entirety because they contain important information. Shareholders may obtain free copies of the registration statement and the joint proxy statement/prospectus and other documents filed with the SEC by SmartFinancial through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by SmartFinancial are also available free of charge on SmartFinancial’s website at www.smartfinancialinc.com or by contacting SmartFinancial’s Investor Relations Department at (423) 385-3009.
SmartFinancial, Capstone, their directors and executive officers, and other members of management and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of SmartFinancial is set forth in SmartFinancial’s proxy statement for its 2017 annual shareholders meeting. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC.

SmartFinancial, Inc. and Subsidiary
Condensed Consolidated Financial Information (unaudited)
(In thousands except per share data)
	As of and for the three months ending
	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Selected Performance Ratios (Annualized)
Return on average assets	0.61%	0.64%	0.64%	0.63%	0.48%
Net operating return on average assets (Non-GAAP)	0.61%	0.44%	0.54%	0.44%	0.26%
Return on average shareholder equity	4.95%	5.18%	6.24%	6.19%	4.64%
Net operating return on average shareholder equity (Non-GAAP)	4.91%	3.55%	5.32%	4.35%	2.47%
Net interest income / average assets	3.81%	3.81%	3.80%	3.77%	3.88%
Yield on earning assets, TE (Non-GAAP)	4.66%	4.54%	4.51%	4.50%	4.62%
Cost of interest-bearing liabilities	0.65%	0.60%	0.58%	0.57%	0.56%
Net interest margin, TE (Non-GAAP)	4.15%	4.07%	4.06%	4.04%	4.16%
Noninterest income / average assets	0.47%	0.36%	0.37%	0.47%	0.39%
Noninterest expense / average assets	3.29%	3.16%	3.09%	3.14%	3.42%
Efficiency ratio	76.77%	75.79%	74.29%	74.06%	80.13%
Operating efficiency ratio (Non-GAAP)	78.98%	81.34%	78.98%	80.31%	85.49%
Pre-tax pre-provision income / average assets	0.96%	1.09%	1.08%	1.09%	0.85%

Per Common Share
Net income, basic	$0.20	$0.19	$0.23	$0.23	$0.16
Net income, diluted	0.20	0.19	0.22	0.22	0.15
Net operating earnings, basic (Non-GAAP)	0.20	0.15	0.24	0.19	0.11
Net operating earnings, diluted (Non-GAAP)	0.20	0.15	0.23	0.19	0.10
Book value as of	16.39	16.14	15.81	15.83	15.64
Tangible book value (Non-GAAP) as of	15.48	15.34	14.69	14.70	14.48

Common shares outstanding as of	8,219	8,211	5,896	5,885	5,824

Composition Of Loans
Commercial & financial	$105,129	$90,649	$85,696	$83,534	$87,253
Real estate construction & Development	101,151	115,675	117,748	128,733	115,385
Real estate commercial	445,176	407,933	414,860	394,346	389,368
owner occupied	211,469	197,032	199,645	191,697	199,716
non-owner occupied	233,707	210,901	215,215	202,649	189,652
Real estate residential	206,667	186,344	187,557	183,528	174,013
Other loans	7,298	6,938	7,515	7,001	7,377
Total loans	$865,421	$807,539	$813,376	$797,142	$773,396

SmartFinancial, Inc. and Subsidiary
Condensed Consolidated Financial Information (unaudited)
(In thousands except per share data)
	As of and for the three months ending
	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Asset Quality Data and Ratios
Nonperforming loans	$1,147	$1,445	$2,142	$1,370	$2,226
Foreclosed assets	2,369	2,371	2,386	2,536	4,936
Total nonperforming assets	$3,516	$3,816	$4,528	$3,906	$7,162
Restructured loans not included in nonperforming loans	$—	$301	$608	$3,388	$3,639
Net charge-offs to average loans (annualized)	(0.04)%	(0.02)%	0.02%	0.01%	0.01%
Allowance for loan losses to loans	0.64%	0.64%	0.63%	0.62%	0.61%
Nonperforming loans to total loans, gross	0.13%	0.18%	0.26%	0.17%	0.29%
Nonperforming assets to total assets	0.31%	0.36%	0.43%	0.38%	0.69%

Capital Ratios
Tangible equity to tangible assets	11.18%	12.06%	9.34%	9.53%	9.37%
Tangible common equity to tangible assets	11.18%	12.06%	8.20%	8.36%	8.20%
SmartFinancial, Inc.:	Estimated
Tier 1 leverage	11.54%	12.37%	9.71%	9.77%	9.66%
Common equity Tier 1	13.43%	14.40%	9.98%	10.04%	10.53%
Tier 1 capital	13.43%	14.40%	11.35%	11.42%	12.04%
Total capital	14.10%	15.12%	11.93%	12.00%	12.60%
SmartBank:	Estimated
Tier 1 leverage	11.41%	12.24%	9.71%	9.63%	9.7%
Common equity Tier 1	13.29%	14.25%	11.30%	11.26%	11.31%
Tier 1 capital	13.29%	14.25%	11.30%	11.26%	11.31%
Total capital	13.97%	14.98%	11.88%	11.83%	11.87%

SmartFinancial, Inc. and Subsidiary
Condensed Consolidated Financial Information (unaudited)
(In thousands)
BALANCE SHEET
	Ending Balances
	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Assets
Cash & cash equivalents	$82,835	$55,548	$68,748	$58,587	$71,737
Securities available for sale	132,762	137,133	129,422	138,628	142,875
Other investments	6,081	5,628	5,628	4,451	4,451
Total loans	865,421	807,539	813,376	797,143	773,396
Allowance for loan losses	(5,498)	(5,152)	(5,105)	(4,964)	(4,720)
Loans, net	859,923	802,387	808,271	792,178	768,676
Premises and equipment	33,764	30,802	30,536	27,863	25,844
Foreclosed assets	2,369	2,371	2,386	2,536	4,936
Goodwill and other intangibles	7,492	6,583	6,636	6,675	6,755
Other assets	20,209	10,634	10,830	9,808	9,524
Total assets	$1,145,435	$1,051,086	$1,062,456	$1,040,726	$1,034,798

Liabilities
Noninterest demand	$183,324	$160,673	$153,483	$145,509	$145,864
Interest-bearing demand	156,150	167,433	162,702	152,216	153,166
Money market and savings	324,014	274,993	274,605	271,259	258,281
Time deposits	318,147	286,600	316,275	291,858	331,438
Total deposits	981,635	889,699	907,065	860,842	888,749
Repurchase agreements	22,946	23,153	26,622	24,202	26,883
FHLB & other borrowings	—	60	18,505	43,048	10,091
Other liabilities	6,120	5,622	5,024	7,463	6,011
Total liabilities	1,010,701	918,535	957,216	935,556	931,734
Shareholders' Equity
Preferred stock	—	—	12	12	12
Common stock	8,219	8,211	5,896	5,885	5,824
Additional paid-in capital	106,794	106,703	83,463	83,330	82,800
Retained earnings	19,968	18,320	16,871	15,494	14,153
Accumulated other comprehensive loss	(247)	(683)	(1,002)	449	275
Total shareholders' equity	134,734	132,551	105,240	105,170	103,064
Total liabilities & shareholders' equity	$1,145,435	$1,051,086	$1,062,456	$1,040,726	$1,034,798

SmartFinancial, Inc. and Subsidiary
Condensed Consolidated Financial Information (unaudited)
(In thousands)
INCOME STATEMENT
	Three months ending
	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Interest Income
Loans, including fees	$10,747	$10,216	$10,324	$10,111	$9,954
Investment securities and interest bearing due froms	692	661	570	602	665
Other interest income	78	73	83	51	50
Total interest income	11,517	10,949	10,977	10,763	10,669
Interest Expense
Deposits	1,241	1,098	1,066	1,065	1,013
Repurchase agreements	16	16	17	17	15
FHLB and other borrowings	12	15	37	17	29
Total interest expense	1,269	1,129	1,121	1,099	1,057
Net interest income	10,248	9,820	9,856	9,665	9,612
Provision for loan losses	298	12	171	261	218
Net interest income after provision for loan losses	9,950	9,808	9,685	9,404	9,394
Noninterest income
Service charges on deposit accounts	291	265	277	296	259
Gain on securities	—	—	—	18	98
Gain on sale of loans and other assets	405	275	242	287	197
Gain (loss) on sale of foreclosed assets	1	(16)	6	130	(4)
Other non-interest income	556	402	422	472	410
Total noninterest income	1,253	927	948	1,204	961
Noninterest expense
Salaries and employee benefits	4,758	4,647	4,422	4,312	4,486
Occupancy expense	963	978	875	965	1,137
FDIC premiums	61	153	166	153	151
Foreclosed asset expense	12	—	37	79	64
Marketing	129	164	79	179	184
Data Processing	475	340	541	457	555
Professional expenses	473	570	558	558	551
Amortization of other intangibles	61	53	39	80	93
Service contracts	313	296	281	272	316
Other noninterest expense	1,584	944	1,028	994	936
Total noninterest expense	8,829	8,145	8,026	8,050	8,472
Earnings before income taxes	2,374	2,590	2,607	2,558	1,883
Income tax expense	726	946	960	947	691
Net income (loss)	1,648	1,644	1,647	1,611	1,192
Dividends on preferred stock	—	195	270	270	270
Net income available to common shareholders	$1,648	$1,449	$1,377	$1,341	$922

NET INCOME PER COMMON SHARE
Basic	$0.20	$0.19	$0.23	$0.23	$0.16
Diluted	0.20	0.19	0.22	0.22	0.15

Weighted average common shares outstanding
Basic	8,217	7,525	5,891	5,835	5,820
Diluted	8,326	7,631	6,206	6,096	6,132

SmartFinancial, Inc. and Subsidiary
Condensed Consolidated Financial Information (unaudited)
(In thousands)
YIELD ANALYSIS
	Three Months Ended June 30, 2017			Three Months Ended March 31, 2017			Three Months Ended June 30, 2016
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest *	Cost*	Balance	Interest *	Cost*	Balance	Interest *	Cost*
Assets
Loans	$834,665	$10,752	5.17%	$811,522	$10,220	5.11%	$751,425	$9,960	5.32%
Investment securities and interest bearing due froms	138,965	707	2.04%	161,392	677	1.70%	171,526	678	1.59%
Federal funds and other	18,503	78	1.69%	6,621	73	4.47%	5,719	50	3.51%
Total interest-earning assets	992,133	11,537	4.66%	979,535	10,970	4.54%	928,670	10,688	4.62%
Non-interest-earning assets	85,553			66,208			66,530
Total assets	$1,077,686			$1,045,743			$995,200

Liabilities and Stockholders’ Equity
Interest-bearing demand deposits	$156,387	$115	0.29%	$159,255	$93	0.24%	$153,881	$69	0.18%
Money market and savings deposits	300,448	424	0.57%	275,576	328	0.48%	248,401	299	0.48%
Time deposits	305,171	702	0.92%	302,256	677	0.91%	321,244	645	0.81%
Total interest-bearing deposits	762,006	1,241	0.65%	737,087	1,098	0.60%	723,526	1,013	0.56%
Securities sold under agreement to repurchase	19,903	16	0.32%	18,682	16	0.35%	19,742	15	0.30%
Federal Home Loan Bank advances and other borrowings	3,482	11	1.27%	7,446	15	0.82%	11,287	29	1.03%
Total interest-bearing liabilities	785,391	1,268	0.65%	763,215	1,129	0.60%	754,555	1,057	0.56%
Noninterest-bearing deposits	157,965			149,305			132,765
Other liabilities	659			4,580			5,261
Total liabilities	944,015			917,100			891,431
Shareholders’ equity	133,671			128,643			102,619
Total liabilities and stockholders’ equity	$1,077,686			$1,045,743			$995,200

Net interest income, taxable equivalent		$10,269			$9,841			$9,631
Interest rate spread			4.01%			3.94%			4.06%
Tax equivalent net interest margin			4.15%			4.07%			4.16%

Percentage of average interest-earning assets to average interest-bearing liabilities			126.32%			128.34%			123.08%
Percentage of average equity to average assets			12.40%			12.30%			10.32%
* Taxable equivalent basis

SmartFinancial, Inc. and Subsidiary
Condensed Consolidated Financial Information (unaudited)
(In thousands)
NON-GAAP RECONCILIATIONS	Three months ending
	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016	June 30, 2016
Net interest income, Taxable Equivalent
Net interest income (GAAP)	$10,248	$9,820	$9,856	$9,665	$9,613
Taxable equivalent adjustment	21	21	22	14	18
Net interest income, Taxable Equivalent (Non-GAAP)	$10,269	$9,841	$9,878	$9,679	$9,631

Operating Earnings
Net income (loss) (GAAP)	$1,648	$1,644	$1,647	$1,611	$1,192
Purchased loan accounting adjustments[1]	(696)	(540)	(430)	(450)	(597)
Securities (gains) losses	—	—	—	(18)	(98)
Merger and conversion costs	420	—	—	—	153
Foreclosed assets (gains) losses	—	15	(6)	(130)	4
Income tax effect of adjustments[2]	265	201	167	229	206
Net operating earnings (Non-GAAP)	1,637	1,320	1,378	1,242	860
Dividends on preferred stock	—	(195)	(270)	(270)	(270)
Net operating earnings available to common shareholders (Non-GAAP)	$1,637	$1,125	$1,108	$972	$590
Net operating earnings per common share:
Basic	$0.20	$0.15	$0.24	$0.19	$0.11
Diluted	0.20	0.15	0.23	0.19	0.10

Operating Efficiency Ratio
Efficiency ratio (GAAP)	76.77%	75.79%	74.29%	74.06%	80.13%
Adjustment for amortization of intangibles	(0.69)%	(0.65)%	(0.49)%	(0.99)%	(1.10)%
Adjustment for taxable equivalent yields	(0.22)%	(0.25)%	(0.26)%	(0.18)%	(0.16)%
Adjustment for purchased loan accounting adjustments[1]	7.88%	6.63%	5.36%	5.59%	7.05%
Adjustment for securities (gains) losses	—%	—%	—%	0.23%	1.16%
Adjustment for merger and conversion costs	(4.76)%	—%	—%	—%	(1.81)%
Adjustment for OREO (gains) losses	—%	(0.18)%	0.08%	1.62%	(0.05)%
Operating efficiency ratio (Non-GAAP)	78.98%	81.34%	78.98%	80.33%	85.22%

Loan Discount Data
Allowance for loan losses (GAAP)	$5,498	$5,152	$5,105	$4,964	$4,720
Net acquisition accounting fair value discounts to loans[3]	$9,086	$9,831	$10,271	$10,742	$11,053

Tangible Common Equity
Shareholders' equity (GAAP)	$134,734	$132,551	$105,240	$105,170	$103,064
Less preferred stock & preferred stock paid in capital	—	—	12,000	12,000	12,000
Less goodwill and other intangible assets	7,492	6,583	6,636	6,675	6,754
Tangible common equity (Non-GAAP)	$127,242	$125,968	$86,604	$86,495	$84,310

1 Consists of ASC 310-30 accretion above (below) contractual loan income and ASC 310-20 accretion
2 Assumes 38.29% effective rate, except for those expenses which are not deductible for tax purposes
3 Includes ASC 310-20 and ASC 310-30 discounts